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                                                                   Exhibit 10.23

November 30, 2005

Dan Sheeran
c/o RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000
Seattle, WA  98121


Dear Dan:

In consideration for your excellent work relating to the Microsoft antitrust case and your continued employment with RealNetworks, I am pleased to offer you the bonus plan and payments described in Exhibit A (the "Bonus Payments").

You will be entitled to receive the Bonus Payments unless RealNetworks has terminated your employment for Cause, as defined below, or you voluntarily choose to end your employment with RealNetworks, in which case you will not be entitled to any Bonus Payments after the date of your termination or voluntary resignation. Once paid, a Bonus Payment will be considered final and irrevocable. If RealNetworks materially changes your job responsibilities, moves your primary workplace by more than 15 miles or is acquired by a third party, any subsequent resignation by you will not be considered "voluntary" and you will be entitled to receive all Bonus Payments on your last day of employment. In the event of your death or permanent disability, you or your heirs will be entitled to receive all Bonus Payments within 30 days. In addition, in the event of any mutually agreed (a) change in your employment status to part-time for a continuous period lasting greater than three months or (b) leave of absence for a continuous period lasting greater than three months, the Bonus Payments may be adjusted to reflect appropriately such change in status (for example, by altering the payment schedule, pro-rating the payments, tolling the payment schedule or such other mechanism as agreed by the parties). Notwithstanding the previous sentence, there shall not be any adjustment to the Bonus Payments or schedule as a result of any change in employment status relating to disability (other than a permanent disability as described above), medical or family leave or other FMLA-related leave.

As used in this agreement, "Cause" means conduct involving one or more of the following: (i) your substantial and continuing failure after written notice to render services to RealNetworks in accordance with the terms or requirements of your employment for reasons other than illness or incapacity; or (ii) willful misconduct, fraud, embezzlement, theft, misrepresentation or dishonesty involving RealNetworks resulting in any case in material harm to RealNetworks.

Sincerely,

/s/ Rob Glaser

Rob Glaser
Chairman and Chief Executive Officer
RealNetworks, Inc.

I have read and agree to the terms of the incentive bonus agreement contained in this letter.

Name: /s/ Dan Sheeran

Date: November 30, 2005
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                                                                       EXHIBIT A

                    Schedule of Bonus Payments - Dan Sheeran
                    -----------------------------------------
Amount                                                  Date Payable
------                                                  ------------

$70,000                                                 November 30, 2005

$65,000                                                 May 30, 2006

$65,000                                                 November 30, 2006